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                                                                      Exhibit 12
                               Dean Foods Company
               Computation of Ratio of Earnings to Fixed Charges

                                          Six Months
                                            Ending                 Fiscal Years Ending May
                                           November     -----------------------------------------------
                                             1994       1994       1993       1992       1991      1990
                                             ----       ----       ----       ----       ----      ----
Income before taxes                        $ 62,689   $118,313    $114,759  $105,527   $124,340  $102,066
                                           --------------------------------------------------------------
Fixed charges:

         Interest expense                    10,380     15,471      14,888    15,551      16,780   12,682
         Debt issue costs                        55        123         155       118         128       93
         Portion of rentals (33%)             3,498      6,997       7,653     9,124       8,528    8,350
                                           --------------------------------------------------------------

         Total fixed charges                 13,933     22,591      22,696    24,793      25,436   21,125
                                           --------------------------------------------------------------

Earnings before taxes and
         fixed charges                     $ 76,622   $140,904    $137,455  $130,320    $149,776 $123,191
                                           ==============================================================

Ratio of earnings to
         fixed charges                          5.5        6.2         6.1       5.3         5.9      5.8
                                           ==============================================================
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